As filed with the Securities and Exchange Commission on July 21, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synovus Financial Corp.
(Exact name of registrant as specified in its charter)

Georgia	6022	58-1134883
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-5220
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kathleen Moates, Senior Deputy
General Counsel
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-5220
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a copy to:
Jeffrey M. Stein
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
(404) 572-4600

     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	per Unit(1)	Offering Price(1)	Fee

5.125% Subordinated Notes Due 2017	$450,000,000	100%	$450,000,000	$52,965(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)	The second prospectus that is part of this registration statement will only be used by Synovus Securities, Inc., which is an affiliate of Synovus Financial Corp., in connection with offers and sales related to market-making transactions of an indeterminate amount of Synovus Financial Corp.’s 5.125% Subordinated Notes due 2017. Pursuant to Rule 457(q) under the Securities Act of 1933, no additional filing fee is required.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This registration statement covers the registration of $450,000,000 aggregate principal amount of our 5.125% Subordinated Notes due 2017 (the “new notes”) that may be exchanged for an equal aggregate principal amount of our outstanding 5.125% Subordinated Notes due 2017 (the “old notes”, and together with the new notes, the “notes”). This registration statement also covers the registration of new notes for resale by Synovus Securities, Inc. in market-making transactions. The complete prospectus relating to the exchange offer follows this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market-making transactions that may be made by Synovus Securities, Inc., including alternate front and back cover pages, and alternate sections entitled “Use of Proceeds,” “Legal Matters” and “Plan of Distribution.” In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus: “Summary — The Exchange Offer,” “The Exchange Offer” and “Certain United States Federal Income Tax Consequences.” All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2005
Synovus Financial Corp.
Offer to Exchange
$450,000,000
5.125% Subordinated Notes Due 2017
that have been registered under the Securities Act of 1933
for
any and all outstanding 5.125% Subordinated Notes Due 2017
that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

•	The new notes will bear interest at the rate of 5.125% per year. We will pay interest on the new notes semi-annually on June 15 and December 15 of each year, beginning December 15, 2005.

•	The new notes will mature on June 15, 2017.

•	The new notes may not be redeemed prior to maturity and are not subject to repayment at the option of the holders prior to maturity.

•	The new notes will rank junior in right of payment to all of our senior indebtedness and effectively junior to all indebtedness and other liabilities of our subsidiaries.

•	The new notes will be our unsecured obligations, will not be savings accounts, deposits or other obligations of ours or any of our subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, the bank insurance fund or any other governmental agency or instrumentality.

•	We do not intend to list the new notes on any securities exchange.
The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended.

•	The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and that there be no change in our business or financial affairs that, in our reasonable judgment, might materially impair our ability to proceed with, or that would materially impair the contemplated benefits to us of, the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

      We are not asking you for a proxy, and you are requested not to send us a proxy.
      Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

Page

Where You Can Find More Information	ii
Summary	1
Forward-Looking Statements	7
Summary Financial Data	9
Use of Proceeds	11
Ratio of Earnings to Fixed Charges	11
Certain Regulatory Considerations	12
The Exchange Offer	16
Description of the New Notes	27
Certain United States Federal Income Tax Consequences	36
Plan of Distribution	36
Legal Matters	37
Experts	37
EX-4.1 INDENTURE, DATED AS OF JUNE 20, 2005
EX-4.2 FORM OF NEW 5.125% SUBORDINATED NOTE DUE 2017
EX-4.3 REGISTRATION RIGHTS AGREEMENT, DATED AS OF JUNE 20, 2005
EX-5.1 OPINION OF KING & SPALDING LLP.
EX-12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-23.2 CONSENT OF KPMG LLP.
EX-25.1 STATEMENT OF ELIGIBILITY OF TRUSTEE ON FORM T-1.
EX-99.1 FORM OF LETTER OF TRANSMITTAL FOR OLD 5.125% SUBORDINATED NOTE DUE 2017
EX-99.2 FORM OF NOTICE OF GUARANTEED DELIVERY FOR OLD 5.125% SUBORDINATED NOTES DUE 2017
EX-99.3 FORM OF INSTRUCTIONS TO REGISTERED HOLDERS AND/OR DTC PARTICIPANT FROM BENEFICIAL OWNER.
EX-99.4 FORM OF LETTER TO REGISTERED HOLDERS.
EX-99.5 GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTICATION NUMBER ON SUBSTITUTE FORM W-9.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to our offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the new notes. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.
      We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.
      We are “incorporating by reference” into this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, until the later of the date on which we have completed the exchange offer or the end of the period during which this prospectus is available for use by participating broker-dealers and others with similar prospectus delivery requirements for use in connection with any resale of new notes:

•	Annual Report on Form 10-K for the year ended December 31, 2004, as amended on April 28, 2005 by the Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 19, 2005 (only the information contained in Item 1.01 thereof), January 20, 2005, January 25, 2005, February 3, 2005, March 28, 2005, June 14, 2005, July 12, 2005 and July 20, 2005 (only the information contained in Items 1.01 and 5.02 thereof).
      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and copies of the indenture and the registration rights agreement at no cost, by writing or calling us at the following address:
          Synovus Financial Corp.
          1111 Bay Avenue, Suite 500
          Columbus, Georgia 31901
          (706) 649-5220

Attention:	G. Sanders Griffith, III

Senior Executive Vice President,
General Counsel and Secretary
      To obtain timely delivery of this information, you must request it no later than five (5) business days before                     , 2005, the expiration date of the exchange offer.
      You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

ii

SUMMARY
      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Unless the context otherwise requires, in this prospectus “Synovus Financial Corp.” refers to Synovus Financial Corp. on a parent-only basis , and “our company,” “we,” “us,” “our” and similar expressions mean Synovus Financial Corp. and its consolidated subsidiaries. References to the “old notes” mean the unregistered 5.125% subordinated notes due 2017 and references to the “new notes” mean the 5.125% subordinated notes due 2017, which have been registered under the Securities Act.
Synovus Financial Corp.
General
      We are a diversified financial services company and a registered financial holding company and bank holding company with approximately $25.9 billion in assets. We provide integrated financial services including banking, financial management, insurance, mortgage and leasing services through our bank subsidiaries and our other offices in Georgia, Alabama, South Carolina, Florida and Tennessee and electronic payment processing services through our 81% owned subsidiary, Total Systems Services, Inc., which we refer to as TSYS. We are based in Columbus, Georgia and our stock is traded on the New York Stock Exchange under the symbol “SNV.”
      We are engaged in two business segments:

•	financial services, which primarily involve commercial banking activities, as well as retail banking, financial management, mortgage, leasing and insurance services; and

•	transaction processing services, which consist primarily of electronic payment processing services, including consumer, commercial, retail, government services, debit and stored value card processing and related services.
      As of March 31, 2005, we had total assets of approximately $25.9 billion, net loans of $19.8 billion, total deposits of $19.1 billion and total shareholders’ equity of $2.7 billion.
      Under the long-standing policy of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support these banks. As a result of this policy, we may be required to commit resources to our subsidiary banks in circumstances where we might not otherwise do so.
      Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901, and our telephone number is (706) 649-5220. Our website is www.synovus.com. Information included on our website is expressly not incorporated by reference into this prospectus.
Financial Services
      We currently have 39 wholly owned first and second tier bank subsidiaries located in Georgia, Alabama, South Carolina, Florida and Tennessee, which we refer to as the bank subsidiaries.
      Our bank subsidiaries offer commercial banking services, including commercial, financial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits; making individual, consumer, installment and mortgage loans; safe deposit services; leasing services; automated banking services; automated fund transfers; and bank credit card services, including MasterCard and Visa services.

      Our wholly owned non-bank subsidiaries are:

•	Synovus Securities, Inc., Columbus, Georgia, which specializes in professional portfolio management for fixed-income securities, executing securities transactions as a broker-dealer and providing individual investment advice on equity and other securities;

•	Synovus Trust Company, N.A., Columbus, Georgia, which provides trust services;

•	Synovus Mortgage Corp., Birmingham, Alabama, which offers mortgage services;

•	Synovus Insurance Services, Columbus, Georgia, which offers insurance agency services;

•	Creative Financial Group, LTD., Atlanta, Georgia, which provides financial planning services;

•	GLOBALT, Inc., Atlanta, Georgia, which provides asset management services; and

•	Synovus Investment Advisors, Inc., Columbus, Georgia, which provides investment advisory services.
Transaction Processing Services
      TSYS provides electronic payment processing and related services to financial and nonfinancial institutions. Services include transaction processing for consumer, retail, commercial, government services, stored value and debit cards. TSYS is based in Columbus, Georgia, and its common stock is traded on the New York Stock Exchange under the symbol “TSS.” TSYS provides processing services throughout the United States, Canada, Mexico, Honduras, Puerto Rico, Europe and the Asia-Pacific region. TSYS provides merchant services to financial institutions and other organizations through its wholly owned subsidiary, Vital Processing Services L.L.C., which we refer to as Vital, and its majority owned subsidiary, GP Network Corporation. TSYS acquired a 100% interest in Vital in March 2005. TSYS also offers value-added products and services to support its core processing services. Value-added products and services include risk management tools and techniques, such as credit evaluation, fraud detection and prevention and behavior analysis tools; revenue enhancement tools; and customer retention programs, such as loyalty programs and bonus rewards. We currently own 81% of TSYS through our wholly owned subsidiary, Columbus Bank and Trust Company, which we refer to as CB&T.
Recent Developments
      On July 20, 2005, we announced our results of operations for the second quarter ended June 30, 2005. We had net income of $128.5 million for the second quarter of 2005, an increase of 22.2% from the $105.1 million earned in second quarter of 2004. Diluted earnings per share were $0.41, an increase of 19.9% from the $0.34 diluted earnings per share in the second quarter of 2004. For the first six months of 2005, we had net income of $245.2 million, an increase of 17.1% from the same period in 2004. Diluted earnings per share for the first six months of 2005 were $0.78, an increase of 14.7% from the first six months of 2004. At June 30, 2005, we had total assets of $26.7 billion, an increase of 13.4% from the first six months of 2004. Our equity capital, equal to $2.79 billion, represented 10.46% of total assets. Additional information concerning our historical results of operations is contained in the section entitled “Summary Financial Data” and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2005, each of which is incorporated by reference into this prospectus.
The Exchange Offer
      On June 20, 2005, we completed the offering and sale of $450,000,000 aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. We expect to use a portion of the net proceeds of that offering to repay at maturity our $200 million aggregate principal amount of 7.25% Senior Notes, which will mature on December 15, 2005, and the remainder of the net proceeds will be used for general corporate purposes. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. Unless the context requires otherwise, we refer to the old notes and the new notes together as the notes. The following summary of the exchange offer is not intended to be complete. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered	$450,000,000 aggregate principal amount of our 5.125% subordinated notes due 2017, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer	We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of this exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes” and “— Withdrawal of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

Certain United States Federal Income Tax Consequences	Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A.

Shelf Registration	If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “The Exchange Offer — Registration Rights.”

Consequences of Exchanging Your Old Notes	Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the new notes;

• you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Synovus Financial Corp.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Consequences of Your Failure to Exchange Your Old Notes	Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register offers or sales of the old notes under the Securities Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.
      As referenced elsewhere in this prospectus, there is currently no public market for the new notes and we do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop and any market that develops may not last or fail to be liquid. To the extent that an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all. If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. In addition, the trading market for any unsurrendered old notes and for old notes that are surrendered but not accepted could be adversely affected due to the limited amount of old notes that we expect to remain outstanding following the exchange offer. See “Plan of Distribution” and “The Exchange Offer” for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offers.

Summary of the Terms of the New Notes
      The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related additional interest provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Securities	$450,000,000 in aggregate principal amount of 5.125% subordinated notes due 2017.

Maturity Date	June 15, 2017.

Interest	Annual rate: 5.125%.

Interest Payment Dates	June 15 and December 15 of each year.

First Interest Payment Date	December 15, 2005.

Record Dates	June 1 and December 1, whether or not a business day.

Ranking	The new notes constitute unsecured subordinated debt. They will rank:

• junior in right of payment to all of our senior indebtedness from time to time outstanding;

• effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries;

• equally with all of our subordinated debt that expressly provides that it ranks equally with the new notes; and

• ahead of any of our debt that expressly provides that it is junior to the notes.

As of March 31, 2005, the new notes would have been subordinated to approximately $239.3 million of our senior indebtedness and approximately $22.4 billion of indebtedness and other liabilities of our subsidiaries, which includes $19.1 billion of deposits, and would have ranked equally with $300.0 million of our subordinated indebtedness.

Sinking Fund	None.

Optional Redemption/Repayment	We may not redeem the new notes, and the new notes are not subject to repayment at the option of the holders, prior to maturity.

Form, Denominations	The new notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof, and will be represented by global securities deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global securities will be effected only through records maintained by DTC and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme.

Acceleration Upon an Event of Default	Payment of principal of the new notes may be accelerated only in certain events involving the bankruptcy, insolvency or reorganization of Synovus Financial Corp. that constitute an event of default under the notes and the indenture. There is no right of acceleration in the case of a default in the payment of principal of or interest on the new notes or in the performance of any of our covenants contained in the notes or the indenture.

FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “estimates,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions, but such terms are not the exclusive means of identifying such statements. These statements are based on beliefs and assumptions of our management and on information currently available to our management.
      Examples of forward-looking statements contained or incorporated by reference in this prospectus include, but are not limited to:

•	projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms;

•	statements of plans and objectives of our company or our management or Board of Directors, including those relating to products or services;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.
      We cannot assure you that the assumptions underlying our forward-looking statements are correct. In addition, please see our Annual Report on Form 10-K for the year ended December 31, 2004 (the “Form 10-K”) under the section entitled “Part I — Safe Harbor Statement” for a discussion of certain forward-looking statements appearing in the Form 10-K.
      Forward-looking statements are not guarantees of performance. Forward-looking statements contained or incorporated by reference in this prospectus are also subject to risks, uncertainties and assumptions. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements contained or incorporated by reference in this prospectus. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to:

•	competitive pressures arising from aggressive competition from other financial service providers;

•	factors that affect the delinquency rate of our loans and the rate at which our loans are charged off;

•	changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets;

•	the ability of TSYS to achieve its net income goals for 2005;

•	the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

•	inflation, interest rate, market and monetary fluctuations;

•	the timely development of and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowing and saving habits;

•	the possibility that our implementation of, or responses to, technological changes will be more difficult or expensive than anticipated;

•	our acquisitions are more difficult to integrate than anticipated;

•	our ability to increase market share and control expenses;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board or other authoritative bodies;

•	changes in our organization, compensation and benefit plans;

•	the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto;

•	a deterioration in credit quality or a reduced demand for credit;

•	our inability to successfully manage any impact from slowing economic conditions or consumer spending;

•	TSYS does not convert the Chase portfolio as expected and maintain the card-processing functions of Chase for at least two years as expected;

•	the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients;

•	successfully managing the potential both for patent protection and patent liability in the context of the rapidly developing legal framework for expansive software patent protection;

•	the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and

•	our success at managing the risks involved in the foregoing.
      We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made in order to reflect the occurrence of unanticipated events.

SUMMARY FINANCIAL DATA
      The following summary consolidated financial data for and as of the years ended December 31, 2000 through 2004 are derived in part from our consolidated financial statements for those years, which have been audited by KPMG LLP, an independent registered public accounting firm. The following summary consolidated financial data for and as of the three months ended March 31, 2004, and 2005 have been derived in part from our unaudited consolidated financial statements, and in our opinion, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for those periods. Results for the three months ended March 31, 2005 may not be indicative of the results for the year ended December 31, 2005. The following information should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands, except per share data)
Income Statement Data:
Total revenues(1)	$1,626,966	$1,792,286	$1,949,688	$2,129,902	$2,381,615	$579,902	$651,701
Net interest income	562,332	629,791	717,504	763,064	860,679	202,747	226,862
Provision for losses on loans	44,341	51,673	65,327	71,777	75,319	15,724	19,283
Non-interest income(2)	1,065,415	1,164,217	1,234,822	1,369,329	1,521,011	377,090	425,110
Non-interest expense(3)	1,155,176	1,232,483	1,299,470	1,422,143	1,588,366	393,323	438,240
Net income	262,557	311,616	365,347	388,925	437,033	104,162	116,734
Per Share Data:
Net income — basic	$0.93	$1.07	$1.23	$1.29	$1.42	$0.34	$0.38
Net income — diluted	0.92	1.05	1.21	1.28	1.41	0.34	0.37
Cash dividends declared	0.44	0.51	0.59	0.66	0.69	0.17	0.18
Book value	4.98	5.75	6.79	7.43	8.52	7.75	8.68
Balance Sheet Data:
Investment securities	$2,077,928	$2,088,287	$2,237,725	$2,529,257	$2,695,593	$2,621,576	$2,725,561
Loans, net of unearned income	10,751,887	12,417,917	14,463,909	16,464,914	19,480,396	17,012,828	20,056,295
Deposits	11,161,710	12,146,198	13,928,834	15,941,609	18,577,468	16,214,308	19,114,272
Long-term debt	840,859	1,052,943	1,336,200	1,575,777	1,879,583	1,641,856	1,915,140
Shareholders’ equity	1,417,171	1,694,946	2,040,853	2,245,039	2,641,289	2,358,424	2,698,871
Average total shareholders’ equity	1,303,634	1,548,030	1,855,492	2,166,777	2,479,404	2,327,319	2,701,585
Average total assets	13,466,385	15,375,004	17,414,654	20,412,853	23,275,001	21,913,168	25,392,540
Performance Ratios and Other Data:
Return on average assets(4)	1.95%	2.03%	2.10%	1.91%	1.88%	1.91%	1.86%
Return on average equity(4)	20.14	20.13	19.69	17.95	17.63	18.00	17.52
Net interest margin, before fees	4.36	4.28	4.27	3.90	3.92	3.91	3.98
Net interest margin, after fees	4.70	4.65	4.65	4.26	4.22	4.24	4.11
Efficiency ratio(3)	55.35	53.80	52.07	53.34	52.06	52.86	52.23

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands, except per share data)
Dividend payout ratio(5)	47.83	48.57	48.76	51.56	48.94	50.00	48.65
Average shareholders’ equity to average assets	9.68	10.07	10.65	10.61	10.65	10.62	10.64
Average shares outstanding, basic	283,552	290,304	297,325	302,010	307,262	303,644	310,622
Average shares outstanding, diluted	286,882	295,850	301,197	304,928	310,330	306,812	313,900
Asset Quality Ratios:
Nonaccrual loans to loans	0.39%	0.41%	0.46%	0.41%	0.41%	0.41%	0.39%
Nonperforming assets to loans and foreclosed properties	0.52	0.54	0.64	0.58	0.52	0.56	0.52
Net charge-offs to average loans	0.24	0.30	0.33	0.36	0.23	0.16	0.23
Provision for loan losses to average loans	0.45	0.45	0.49	0.46	0.42	0.38	0.40
Allowance to loans	1.38	1.38	1.38	1.37	1.36	1.39	1.36
Allowance to non-accrual loans	354.52	331.04	299.45	335.19	330.30	337.19	354.07
Allowance to non-performing assets	265.91	253.17	214.30	235.81	260.67	245.72	263.28
Liquidity and Capital Ratios:
Loans to deposits	96.33	102.23	103.84	103.28	104.86	104.92	104.93
Equity to assets	9.51	10.18	10.72	10.38	10.54	10.58	10.44
Tier 1 Capital	11.54	11.76	11.38	10.43	10.04	10.34	9.87
Total Capital	12.73	12.95	12.53	13.06	12.44	12.92	12.19
Leverage	10.24	10.86	10.86	10.09	9.78	9.97	9.64

(1)	Consists of net interest income, non-interest income and reimbursable items, excluding securities gains (losses).

(2)	Includes reimbursable items, and with respect to the year ended December 31, 2002, impairment loss on private equity investment of $8.4 million (pre-tax).

(3)	For our Financial Services segment, which excludes TSYS.

(4)	Returns for the three-month periods ended March 31, 2004 and 2005 are annualized.

(5)	Determined by dividing dividends declared (excluding those of TSYS) by consolidated net income.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows the ratio of earnings to fixed charges of our company on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus minority interest in TSYS’ net income plus fixed charges, by

•	fixed charges.
Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and one-third of net rental expense, which has been deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

											Three Months
	Year Ended December 31,										Ended March 31,

	2000		2001		2002		2003		2004		2004		2005

Including interest on deposits	1.79	x	2.01	x	2.72	x	3.10	x	3.36	x	3.49	x	2.83x
Excluding interest on deposits	4.55	x	6.02	x	8.20	x	8.37	x	9.11	x	9.33	x	7.82x

CERTAIN REGULATORY CONSIDERATIONS
      Bank holding companies, financial holding companies and banks are regulated extensively under federal and state law. In addition, our non-bank subsidiaries are also subject to regulation under federal and state law. The following discussion sets forth some of the elements of the regulatory framework applicable to us. Additional information regarding supervision and regulation is included in the section entitled “Supervision, Regulation and Other Factors” in the Form 10-K. See “Where You Can Find More Information.” The regulatory framework is intended primarily for the protection of depositors and the Bank Insurance Fund and not for the protection of security holders and creditors.
General
      We are a registered bank holding company and financial holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956 and by the Department of Banking and Finance of the State of Georgia, which we refer to as the Georgia Banking Department, under the bank holding company laws of the State of Georgia. We became a financial holding company under the Gramm-Leach-Bliley Act of 1999, which we refer to as the GLB Act, in April 2000. Our subsidiary national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency, which we refer to as the OCC, and, secondarily, by the FDIC and the Federal Reserve Board. Our state-chartered banks which are not members of the Federal Reserve System are subject to primary federal regulation and examination by the FDIC. Our state-chartered banks that are members of the Federal Reserve System are subject to primary federal regulation and examination by the Federal Reserve Board. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve Board, the state banking regulators, the OCC and the FDIC, govern almost all aspects of the operations of our bank subsidiaries. Various federal and state bodies regulate and supervise our non-bank subsidiaries including our brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., which we refer to as the NASD, federal and state banking regulators and various state regulators of insurance and brokerage activities.
      As a bank holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. For example, if any of our bank subsidiaries is liquidated or reorganized, the bank subsidiary’s lenders and depositors would have the right to receive payment in full from the bank subsidiary before we received payment. In addition, the notes are not secured by any of the assets of our subsidiaries. At March 31, 2005, our subsidiaries had total indebtedness and other liabilities of approximately $22.4 billion, which includes approximately $19.1 billion of deposit liabilities.
Dividends
      As a business corporation under the laws of the State of Georgia, we may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, and unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our businesses or our total assets would be less than the sum of our total liabilities. We are also subject to certain contractual and regulatory capital restrictions that limit the amount of cash dividends that we may pay.
      The primary sources of funds for payment of principal and interest on our debt obligations (including the notes), for payment of dividends to our shareholders and for payment of our corporate expenses are dividends and fees paid to us from our bank subsidiaries and non-bank affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that our bank subsidiaries may pay.

Under the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 Capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profit before dividends for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 Capital plus its allowance for loan losses, as reflected in the examination.
      In general, the approval of the Alabama Banking Department, Florida Office of Financial Regulation or the Tennessee Department of Financial Institutions, as applicable, is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits, as defined by the regulatory agencies, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income, as defined by the OCC, for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state-chartered bank that is a member of the Federal Reserve System (sometimes referred to as a state member bank) if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.
      Some of our bank subsidiaries have in the past been required to secure prior regulatory approval for the payment of dividends to us in excess of regulatory limits and may be required to seek approval for the payment of dividends to us in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.
      Federal and state banking regulations applicable to us and our bank subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. It is our present intention to continue to pay dividends on our common stock in an amount that results in a dividend payout ratio of at least 40%. We (including our predecessors) have paid cash dividends on our common stock in every year since 1891. Under restrictions imposed under federal and state laws, our bank subsidiaries could declare aggregate dividends to us of approximately $295 million during 2005 without obtaining regulatory approval.
Capital Requirements
      We are required to comply with the capital adequacy standards established by the Federal Reserve Board and our bank subsidiaries must comply with similar capital adequacy standards established by the OCC, the FDIC and the Federal Reserve Board, as applicable. As a financial holding company, we and each of our subsidiaries are required to maintain capital levels required for a well-capitalized institution. See the section entitled “— Prompt Corrective Action” below.
      There are two basic measures of capital adequacy for bank holding companies and their bank subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.
      The bank regulatory agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of our risk-weighted assets are on-balance sheet assets in the form of loans. Approximately 12% of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that we enter into in the normal course of business. Capital is categorized into two types: Tier I and Tier II.

      In addition to the risk-based capital standards, a minimum leverage ratio (also referred to as the Tier I leverage ratio) of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles.
      At March 31, 2005, our Total risk-based capital ratio was 12.19%, our Tier I capital ratio was 9.84% and our Tier I leverage ratio was 9.64%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.
      Each of our bank subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of March 31, 2005.
      Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “— Prompt Corrective Action” below.
Commitments to Bank Subsidiaries
      Under the Federal Reserve Board’s policy, we are expected to act as a source of financial strength to our bank subsidiaries and to commit resources to support our bank subsidiaries in circumstances when we might not do so absent that policy. In addition, any capital loans by us to any of our bank subsidiaries would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.
      In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution. All of our bank subsidiaries are FDIC-insured institutions.
Prompt Corrective Action
      The Federal Deposit Insurance Corporation Improvement Act of 1991, which we refer to as the FDIC Improvement Act, establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the FDIC Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.
      Under the FDIC Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following five capital categories:

•	well capitalized — an institution that has a Total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

•	adequately capitalized — an institution that has a Total risk-based capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

•	undercapitalized — an institution that has a Total risk-based capital ratio of under 8%, a Tier 1 capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

•	significantly undercapitalized — an institution that has a Total risk-based capital ratio of under 6%, a Tier 1 capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

•	critically undercapitalized — an institution whose tangible equity is not greater than 2% of total tangible assets.
      The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Our management believes that we and our bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDIC Improvement Act regulations.
      The FDIC Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We sold the old notes on June 20, 2005, pursuant to a purchase agreement, which we refer to in this prospectus as the purchase agreement, dated as of June 15, 2005, among us and Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., which we refer to in this prospectus as the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A.
      As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of June 20, 2005. Pursuant to the registration rights agreement, we agreed to:

•	file with the SEC a registration statement under the Securities Act with respect to the new notes with the SEC by September 18, 2005;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before December 17, 2005;

•	commence the exchange offer promptly after the registration statement has been declared effective and to keep the exchange offer open for not less than 20 business days and not more than 30 business days after the date notice thereof is mailed to the holders of the old notes (or, in each case, longer if required by applicable law); and

•	use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act, supplemented and amended as required to ensure that it is available for sales of new notes for the one-year period following consummation of the exchange offer.
      The registration statement of which this prospectus forms a part has been filed with the SEC to satisfy our obligations under the registration rights agreement.
      We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all the beneficial holders known to us. For each old note validly surrendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the surrendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.
      The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depository or DTC, who desires to deliver the old note by book-entry transfer at DTC.
Resale of the New Notes
      We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “The Exchange Offer — Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, or you are an “affiliate” of us as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.
      A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period starting on the expiration date and ending on the close of business one year after the expiration date. See “Plan of Distribution” for more information regarding broker-dealers.
      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.
Terms of the Exchange Offer
      General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before the expiration date.
      Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.
      The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.
      The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.
      As of the date of this prospectus, $450,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on [                    ], 2005 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.
      As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the Georgia Business Corporation Code or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue.

      We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to The Bank of New York Trust Company, N.A., which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.
      If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The “expiration date” means 5:00 p.m., New York City time, on [                    ], 2005, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.
      In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication; and

•	issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain subject to the exchange offer.
      We reserve the right:

•	to delay accepting any old notes (including in the event that the terms of the exchange offer are materially altered and the exchange offer is extended);

•	to amend the terms of the exchange offer in any manner;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.
      Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.
      We will have no obligation to publish, advertise or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.
      In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied, or any defects or irregularities in the surrender of old notes. All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes and we will extend the exchange offer for at least five business days. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. We will deliver new notes to tendering holders of old notes that are accepted for exchange and we will return any old notes that we do not accept for exchange for any reason to their tendering holder promptly after expiration or termination of the exchange offer. See “— Return of Old Notes.”
Procedures for Tendering Old Notes
      If you wish to surrender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent;

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.
      In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”
      If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you and Synovus Financial Corp. that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.
      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
      If you are a beneficial owner of the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.
      Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

•	you surrender your old notes for the account of an eligible institution.
      An “eligible institution” is:

•	a member firm of a registered national securities exchange or of the NASD;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.
In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.
      If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.
      Your surrender will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC with an agent’s message; or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.
      Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.
      We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.
      We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.
      We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.
      Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.
      Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders, other than our affiliates, after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent to us:

•	that the holder has full power and authority to tender, exchange, assign and transfer the old notes surrendered;

•	that we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

•	that the holder is acquiring the new notes in the ordinary course of its business;

•	that the holder is not engaging in and does not intend to engage in a distribution of the new notes;

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	that the holder acknowledges and agrees that if it is a broker-dealer registered under the Exchange Act or it is participating in the exchange offer for the purpose of distributing the new notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that the holder cannot rely on the position of the SEC’s staff set forth in its no-action letters;

•	that the holder understands that a secondary resale transaction described above and any resales of new notes obtained by it in exchange for old notes acquired by it directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC; and

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us, or, if the holder is an “affiliate,” that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
      If the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”
      Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.
Return of Old Notes
      If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program (ATOP). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.
      A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
      If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

•	you surrender your notes through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.
      Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.
Withdrawal of Tenders of Old Notes
      You may withdraw your surrender of old notes at any time before the expiration date.
      To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes; and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.
      We, in our reasonable discretion, will make the final determination on all questions regarding the validity, form, eligibility and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.
Additional Obligations
      We may be required, under certain circumstances, to file a shelf registration statement. See “— Registration Rights” below. In any event, we are under a continuing obligation, for the one-year period following consummation of the exchange offer, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the effectiveness of any registration statement as described in the registration rights agreement and as described below under “— Registration Rights.”
Conditions of the Exchange Offer
      Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

•	any statute, rule or regulation has been enacted or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

•	any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us, such as providing a more liquid market for the new notes than the old notes, of the exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.
      If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•	extend the exchange offer and retain all old notes surrendered before the expiration date, subject to the holders’ right to withdraw the surrender of the old notes; or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for at least five business days if the exchange offer would have otherwise expired.

Exchange Agent
      We have appointed The Bank of New York Trust Company, N.A., as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier or Mail:	By Hand:	By Facsimile:
The Bank of New York Corporate Trust Department 101 Barclay Street - 7 East New York, NY 10286 Attn: David A. Mauer (if by mail, registered or certified recommended)	The Bank of New York Corporate Trust Department 101 Barclay Street - Lobby Window Level New York, NY 10286 Attn: David A. Mauer	(212) 298-1915 Attn: David A. Mauer To Confirm by Telephone: (212) 815-3687 David A. Mauer
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.
      We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.
      We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.
      We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.
Consequences of Failure to Exchange
      Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available; or

•	pursuant to an effective registration statement under the Securities Act.

      The liquidity of the old notes could be adversely affected by the exchange offer.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.
Registration Rights
      In accordance with the terms of the registration rights agreement, if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer;

•	for any other reason the exchange offer is not completed by January 16, 2006;

•	in certain circumstances, certain holders of unregistered new notes so request; or

•	in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then we will, at our cost,

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

•	cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to keep the shelf registration statement effective until two years after its effective date or such shorter period that will terminate when all of the notes covered by the shelf registration statement have been resold pursuant to the shelf registration statement.
      If we file a shelf registration statement, we will provide each holder of the old notes and the new notes with copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions that are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to a holder selling notes pursuant to the shelf registration statement, including certain indemnification rights and obligations.
      Additional interest will become payable in respect of the notes if:

(1) the exchange offer registration statement is not declared effective by the SEC by December 17, 2005;

(2) the exchange offer is not consummated by January 16, 2006; or

(3) we are required to file a shelf registration statement and it is not declared effective by the SEC within 120 days following any request that a shelf registration statement be filed
(any of such events being referred to as a “registration default”). In each such case, additional interest will accrue on the affected notes from and including the date immediately following the day of such registration default until it is cured, at a rate equal to 0.25% per annum for the first 60 days, increased by an additional 0.25% per annum thereafter. Upon the effectiveness of the exchange offer registration statement, consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional interest will cease to accrue from the date of effectiveness or consummation, as the case may be.
      If a registration statement is declared effective, but ceases to be effective or useable at any time at which it is required to be effective or useable in accordance with the registration rights agreement, then commencing on the date the registration statement ceases to be effective or useable, as the case may be, additional interest will accrue at a rate equal to 0.25% per annum for the first 60 days, increased by an additional 0.25% per annum thereafter. Once the registration statement becomes effective or useable again, the additional interest will cease to accrue.
      Any amounts of additional interest will be payable in cash on the same original interest payment dates as ordinary interest on the notes, except that any additional interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom principal is payable.

DESCRIPTION OF THE NEW NOTES
      The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, additional interest provisions and registration rights applicable to the old notes do not apply to the new notes. Unless the context clearly indicates otherwise, references in this section to the “notes” are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture dated as of June 20, 2005, between our company and The Bank of New York Trust Company, N.A., as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939. We have summarized selected provisions of the indenture below. You should read the indenture for provisions that may be important to you. The indenture has been filed as part of the registration statement of which this prospectus is a part. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.” In this section, when we refer to Synovus Financial Corp. or “our company,” “we,” “us” and “our,” we refer only to Synovus Financial Corp., the issuer of the notes, on a parent-only basis and not to any of its subsidiaries unless otherwise indicated or unless the context otherwise requires.
General
      The notes are our direct, unsecured subordinated obligations and rank junior in right of payment to all senior indebtedness (as defined below under “— Subordination of the Notes”) of our company. The notes also rank effectively junior to all of our subsidiaries’ indebtedness, deposits and other liabilities. As of March 31, 2005, we had an aggregate of approximately $239.3 million of senior indebtedness outstanding, and an aggregate of $300 million of indebtedness that would have ranked equally with the notes. In addition, as of March 31, 2005, our subsidiaries had an aggregate of approximately $22.4 billion of indebtedness and other liabilities outstanding, which includes deposits of approximately $19.1 billion. We expect to incur additional senior indebtedness from time to time, and the indenture does not prohibit or limit the incurrence of other indebtedness, including additional senior indebtedness.
      The notes will mature at par on June 15, 2017. The notes may not be redeemed by us, and are not subject to repayment at the option of the holders, prior to maturity. We will not be required to make any mandatory sinking fund payments with respect to the notes.
      The notes bear interest at the annual rate of 5.125% from and including June 20, 2005. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2005 and ending on their maturity date to the persons in whose names the notes are registered at the close of business on June 1 and December 1 (whether or not a business day), except that interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
      We also will pay additional interest to holders of the notes as described under “Exchange Offer; Registration Rights.”
      If any interest payment date or the maturity date of the notes falls on a day that is not a business day, the related payment of interest or principal will be made on the next day that is a business day (with the same force and effect as if made on the date such payment was due), and no interest will accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. When we refer to a “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or the city in which the trustee maintains its office for purposes of administering the indenture (currently Jacksonville, Florida).
      Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the maturity date, as the case may be. Unless other arrangements are made, payments of principal and interest on the notes will be made to the depository as described below under the caption “— Book-Entry System.” The notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      We will maintain an office in the Borough of Manhattan, The City of New York, where the notes may be presented for payment, exchange or transfer. The office initially will be located at the office of the trustee at 101 Barclay Street, New York, New York 10286, Corporate Trust Department. You will not have to pay a service charge to register the transfer or exchange of any notes, but we may require that you pay any applicable tax or other governmental charge.
      On June 20, 2005, we issued the old notes in an initial aggregate principal amount of $450 million. We may at any time, without notice to or consent of the holders of the notes, issue additional notes under the indenture having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes previously issued, will constitute a single series of notes under the indenture. The indenture also does not limit our or our subsidiaries’ ability to incur other debt, including debt secured by a lien on our or our subsidiaries’ assets, and does not contain financial or similar restrictive covenants. In addition, the indenture and the notes do not contain any provision that would protect the holders of the notes against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or other restructuring of our company or other event involving us that may adversely affect our credit quality.
      The notes are not deposits and are not insured by the FDIC, the bank insurance fund or any other governmental agency or instrumentality.
      Because we are a holding company and conduct substantially all of our operations through our subsidiaries, our ability to make payments on the notes will depend primarily on the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our bank subsidiaries to pay dividends or make other payments to us. See “Certain Regulatory Considerations” in this prospectus and the section entitled “Supervision, Regulation and Other Factors” in the Form 10-K.
      In addition, our right and the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary (including, in the case of our bank subsidiaries, their depositors), except to the extent that we are a creditor of that subsidiary with recognized claims. However, in the event of a liquidation or other dissolution of an insured depository institution, such as any of our bank subsidiaries, the claims of depositors and other general or subordinated creditors are entitled to a priority payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution, holding company or any shareholder or creditor thereof. Our subsidiaries have significant outstanding long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term debt borrowings and various financial obligations. See “— Subordination of the Notes.”
Subordination of the Notes
      The notes will, to the extent set forth in the indenture, rank junior in right of payment to all of our senior indebtedness from time to time outstanding. “Senior indebtedness” means the following, whether now outstanding or subsequently created, assumed or incurred:

(1) all of our indebtedness for money borrowed, meaning any obligation of, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments;

(2) any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

(3) all of our obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptances, security purchase facilities and similar transactions;

(4) all of our capital lease obligations;

(5) all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements; and

(6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;
      but “senior indebtedness” does not include:

•	the notes or any additional notes issued under the indenture;

•	any obligation ranking on a parity with the notes; or

•	any obligation ranking junior to the notes.
      “Ranking junior to the notes” means any obligation of our company which (1) ranks junior to and not equally with or prior to the notes in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary, and (2) is specifically designated as ranking junior to the notes by express provisions in the instrument creating or evidencing that obligation.
      “Ranking on a parity with the notes” means any obligation of our company which:

•	ranks equally with and not prior to the notes in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary; and

•	is specifically designated as ranking equally with the notes by express provisions in the instrument creating or evidencing that obligation.
      The notes rank junior in right of payment to all of our senior indebtedness from time to time outstanding. No payment in respect of the notes may be made by us if a default in payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness exists that results in the acceleration of the maturity of the senior indebtedness, unless and until the default is cured or waived or ceases to exist. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior indebtedness will be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment in respect of the notes. Under the circumstances, if the holders of the notes receive any payment and are aware at that time that all senior indebtedness has not been paid in full, then that payment will be held in trust for the benefit of the holders of senior indebtedness.
      By reason of this subordination, in the event of insolvency, holders of the notes may recover less, ratably, than holders of senior indebtedness.
Events of Default, Notice and Waiver
      An event of default is defined in the indenture as:

•	a default for 30 days in the payment of interest upon the notes;

•	a default in the payment of the principal of the notes;

•	a default in the observance or performance of any other covenant in the indenture or the notes continued for 90 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; or

•	certain events of bankruptcy, insolvency or reorganization of us, whether voluntary or not.

      The payment of the principal of the notes may be accelerated only upon the occurrence of an event of default described in the fourth bullet point above, which we refer to as a bankruptcy event of default. There is no right of acceleration of the payment of principal of the notes upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the notes or the indenture. In the event of a default in the payment of principal or interest or in the performance of any covenant or agreement in the notes or the indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of the principal or interest, if any, then due (without acceleration) or to obtain the performance of the covenant or agreement or any other proper remedy. Under certain circumstances, the trustee may withhold notice to the holders of the notes of a default if the trustee in good faith determines that the withholding of the notice is in the best interest of the holders.
      If a bankruptcy event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal of the notes to be immediately due and payable. At any time after such a declaration of acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration.
      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default exists, the trustee does not have to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of the notes, unless one or more of those holders offer the trustee reasonable security or indemnity. Subject to limitations contained in the indenture (including that the trustee will not be exposed to personal liability), the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or to exercise any trust or power conferred on the trustee.
      No holder of any note will have any right to institute any proceeding regarding the indenture or for any remedy under the indenture, unless that holder previously has given the trustee written notice of a continuing event of default and unless the holders of not less than 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days. The holder of any note, however, will have an absolute right to receive payment of the principal of and interest on that note on or after the due dates expressed in the note and subject to certain limitations and conditions, to institute suit for the enforcement of any such payment.
      Under the indenture, we must furnish the trustee annually a statement regarding performance of our obligations under the indenture and as to any default in such performance.
Defeasance
      We may terminate or “defease” our obligations under the indenture with respect to the notes by taking the following steps:

•	depositing irrevocably with the trustee an amount which, through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the notes;

•	paying all amounts due to the trustee under the indenture and any other amounts payable with respect to the notes; and

•	delivering to the trustee:

•	a written opinion of independent counsel that the holders of the notes will have no federal income tax consequences as a result of that deposit and termination different from the tax consequences to the holders had we not defeased the notes, accompanied by a ruling to that effect received from or published by the Internal Revenue Service;

•	an officers’ certificate certifying that an event of default under the indenture has not occurred on the date of such deposit, and will not occur as a result of such deposit;

•	an officers’ certificate and an opinion of counsel as to certain other matters.
      Further, the defeasance cannot cause a breach, violation or an event of default under the indenture or any other agreement by which we are bound, unless such breach, violation or default has been waived.
Modification of Indenture; Waiver of Covenants
      We and the trustee may modify the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, without the consent of the holder of each note affected, we may not, among other things:

•	change the maturity date of the principal of or any installment of interest on any note;

•	reduce the principal amount of or rate of interest on any note;

•	change the place or currency of payment of principal or interest on any note;

•	impair the right to sue for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes that is required for the consent of the holders in order to modify or amend the indenture or to waive compliance with some provisions of the indenture or to waive some defaults; or

•	modify the subordination provisions relating to the notes in any manner adverse to the holders of the notes.
      The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default or event of default, except a default under a covenant that cannot be modified without the consent of each holder of a note that would be affected.
Consolidation, Merger, Sale and Transfer or Lease of Assets
      We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor is organized under the laws of any domestic jurisdiction and assumes our obligations on the notes and under the indenture;

•	after giving effect to the transaction, no default or event of default has occurred and is continuing; and

•	other conditions described in the indenture are met.
In that event, the successor will be substituted for us and, except in the case of a lease, we will have no further obligation under the notes or the indenture.
No Limitation on Disposition of Stock of Subsidiaries
      The indenture does not prohibit us from selling or otherwise disposing of any shares of voting stock of any of our subsidiaries or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of our subsidiaries. Our subsidiaries are also not prohibited from issuing any shares of their voting stock or securities convertible into, or options, warrants or rights to purchase shares of, their voting stock.
The Trustee
      The Bank of New York Trust Company, N.A., acts as trustee under the indenture. Notices to the trustee should be directed to Corporate Trust Division, The Bank of New York Trust Company, N.A.,

10161 Centurion Parkway, Jacksonville, Florida 32256. The trustee also acts as note registrar, paying agent and authenticating agent under the indenture. The trustee may resign or be removed under circumstances described in the indenture and we may appoint a successor trustee to act in connection with the notes. Any action described in this prospectus to be taken by the trustee may then be taken by the successor trustee.
      We, our bank subsidiaries and our non-bank subsidiaries may transact business with the trustee and its affiliates in the ordinary course.
      The indenture and the provisions of the Trust Indenture Act of 1939, incorporated by reference therein, contain some limitations on the right of the trustee should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received regarding any such claim, as security or otherwise. The trustee is permitted to engage in transactions with us. The occurrence of a default under the indenture could create a conflicting interest for the trustee. In this case, if the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required to eliminate the conflicting interest or resign as trustee for the notes. In the event of the trustee’s resignation, we promptly will appoint a successor trustee for the notes.
Governing Law
      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry System
      We will issue the new notes in the form of one or more global notes. These global notes will be deposited with, or on behalf of DTC. DTC will act as depository. The new notes will be registered in the name of DTC or its nominee.

Book-Entry Procedures for the New Global Notes
      To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or any other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts those notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers (including the initial purchasers);

•	banks;

•	trust companies;

•	clearing corporations; and

•	other organizations (some of which, and/or their representatives, own DTC).
Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.

      Principal and interest payments on the notes will be made to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or other nominee requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
      A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of that successor.
      Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global note;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	we in our sole discretion determine that the global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.
A global note that can be exchanged under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Those definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
      Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC (and if that person is not a participant, on the procedures of the participant through which that person owns its interest) to exercise any rights of a holder under the indenture or that global note. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

      Beneficial interest in a global note will trade in DTC’s same day settlement system until maturity or until issuance of definitive notes in registered form as provided for in the indenture.
      We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take that action and (2) those participants would authorize the beneficial owners owning through those participants to take that action or would otherwise act on the instructions of beneficial owners owning through them.
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC’s participants are on file with the SEC.
      None of DTC, Cede & Co., or any other nominee will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).
      Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depository. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream Luxembourg, as the case may be, will deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.
      Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg. Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream Luxembourg, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
      Although DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfer of interests in the notes among DTC participants, DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, definitive certificates for the notes are required to be printed and delivered to each holder. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates for the notes will be printed and delivered.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Exchange of Notes
      The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of a new note;

•	the holding period of the new note will include the holding period of the old note; and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.
      In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.
PLAN OF DISTRIBUTION
      We are not using any underwriters for this exchange offer.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                    ], 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of up to one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      The validity of the new notes will be passed upon for us by King & Spalding LLP.
EXPERTS
      The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report on the consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 refers to a change in the method of accounting for goodwill in 2002. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that Synovus Financial Corp. acquired both Trust One Bank and Peoples Florida Banking Corporation during 2004. Synovus Financial Corp. excluded from its assessment of the effectiveness of Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2004, Trust One Bank’s internal control over financial reporting and Peoples Florida Banking Corporation’s internal control over financial reporting. The audit of internal control over financial reporting of Synovus Financial Corp. also excluded an evaluation of the internal control over financial reporting of Trust One Bank and Peoples Florida Banking Corporation.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Synovus since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
Synovus Financial Corp.
Offer to Exchange
$450,000,000
5.125% Subordinated Notes Due 2017
that have been registered under the Securities Act of 1933
for
any and all outstanding
5.125% Subordinated Notes Due 2017
that have not been registered under the Securities Act of 1933
                    , 2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred (a) in a civil proceeding (1) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and such individual reasonably believed that such conduct was in the best interests of the corporation and (2) if, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, (b) in the case of any criminal proceeding, if, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.
      Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.
      Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of such person’s duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) an unlawful distribution, or (4) receipt of an improper personal benefit. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
      In accordance with Article VIII of the Company’s Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.
      Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with the procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
      The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other rights to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.
      The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits

Exhibit
Number		Description of Exhibit

4.1	—	Indenture, dated as of June 20, 2005, between Synovus Financial Corp. and The Bank of New York Trust Company, N.A., as trustee.
4.2	—	Form of new 5.125% subordinated note due 2017.
4.3	—	Registration Rights Agreement, dated as of June 20, 2005, among Synovus Financial Corp. and Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as the initial purchasers.

Exhibit
Number		Description of Exhibit

5.1	—	Opinion of King & Spalding LLP.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
24.1	—	Power of Attorney (included in signature pages).
25.1	—	Statement of Eligibility of Trustee on Form T-1.
99.1	—	Form of Letter of Transmittal for old 5.125% subordinated notes due 2017.
99.2	—	Form of Notice of Guaranteed Delivery for old 5.125% subordinated notes due 2017.
99.3	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99.4	—	Form of Letter to Registered Holders.
99.5	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Item 22.	Undertakings
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on July 21, 2005.

Synovus Financial Corp.

By:	/s/ RICHARD E. ANTHONY

Name: Richard E. Anthony
Title: Chief Executive Officer and President
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, Thomas J. Prescott and Richard E. Anthony, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Anthony Richard E. Anthony	Chief Executive Officer and President	July 21, 2005

/s/ James H. Blanchard James H. Blanchard	Chairman of the Board	July 21, 2005

/s/ Thomas J. Prescott Thomas J. Prescott	Executive Vice President, Principal Accounting and Financial Officer	July 21, 2005

/s/ Richard Y. Bradley Richard Y. Bradley	Director	July 21, 2005

/s/ Frank W. Brumley Frank W. Brumley	Director	July 21, 2005

/s/ Elizabeth W. Camp Elizabeth W. Camp	Director	July 21, 2005

/s/ C. Edward Floyd C. Edward Floyd	Director	July 21, 2005

Signature	Title	Date

/s/ Gardiner W. Garrard, Jr. Gardiner W. Garrard, Jr.	Director	July 21, 2005

/s/ T. Michael Goodrich T. Michael Goodrich	Director	July 21, 2005

/s/ V. Nathaniel Hansford V. Nathaniel Hansford	Director	July 21, 2005

/s/ John P. Illges, III John P. Illges, III	Director	July 21, 2005

/s/ Alfred W. Jones III Alfred W. Jones III	Director	July 21, 2005

/s/ Elizabeth C. Ogie Elizabeth C. Ogie	Director	July 21, 2005

/s/ H. Lynn Page H. Lynn Page	Director	July 21, 2005

/s/ J. Neal Purcell J. Neal Purcell	Director	July 21, 2005

/s/ Melvin T. Stith Melvin T. Stith	Director	July 21, 2005

/s/ James D. Yancey James D. Yancey	Director	July 21, 2005

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

4.1	—	Indenture, dated as of June 20, 2005, between Synovus Financial Corp. and The Bank of New York Trust Company, N.A., as trustee.
4.2	—	Form of new 5.125% subordinated note due 2017.
4.3	—	Registration Rights Agreement, dated as of June 20, 2005, among Synovus Financial Corp. and Banc of America Securities LLC, Citigroup Global Markets, Inc. and J.P. Morgan Securities, Inc., as the initial purchasers.
5.1	—	Opinion of King & Spalding LLP.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
24.1	—	Power of Attorney (included in signature pages).
25.1	—	Statement of Eligibility of Trustee on Form T-1.
99.1	—	Form of Letter of Transmittal for old 5.125% subordinated notes due 2017.
99.2	—	Form of Notice of Guaranteed Delivery for old 5.125% subordinated notes due 2017.
99.3	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99.4	—	Form of Letter to Registered Holders.
99.5	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.